EXHIBIT 10.45

AMENDED AND RESTATED

CENTURY ALUMINUM COMPANY

EXECUTIVE SEVERANCE PLAN

This is an amendment and restatement, effective December 7, 2009, of the Century Aluminum Company Executive Severance Plan adopted November 1, 2009 for the benefit of certain employees of the Company and its Subsidiaries, on the terms and conditions hereinafter stated.  This Plan may be adopted by any Subsidiary.  Upon such adoption, the Subsidiary will become a participating employer in the Plan, the provisions of the Plan will be fully applicable to the Eligible Employees of that Subsidiary, and that Subsidiary will be responsible for providing the benefits to which its employees (who are designated as Eligible Employees) may become entitled hereunder.  The Company agrees unconditionally to guarantee the performance by, and obligation of, each Subsidiary under this Plan.

The Plan, as set forth herein, is intended to help retain qualified employees, maintain a stable work environment and provide economic security to eligible employees in the event of certain terminations of employment.  The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).

1.	DEFINITIONS.

As hereinafter used:

1.1	“Affiliate” shall mean any company controlled by, controlling, or under common control with, the Company.

1.2	“Base Salary” with respect to each Eligible Employee, means the Eligible Employee’s annual base salary on such Eligible Employee’s Severance Date.

1.3	“Board” means the Board of Directors of the Company.

1.4	“Cause” means:

(A)	For purposes of a termination of employment (other than during the Change in Control Protection Period):

(1)
the failure by the Eligible Employee to substantially perform the Eligible Employee’s duties (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness),

(2)
the continued failure by the Eligible Employee to perform his duties at a satisfactory level of performance after written notification from his or her manager or supervisor of such failure and after having been provided with a reasonable opportunity to cure such failure, or

(3)	the engaging by the Eligible Employee in conduct which is materially injurious to the Company and its Subsidiaries taken as a whole, monetarily or otherwise; and

(B)	For purposes of a termination during the Change in Control Protection Period:

(1)
the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties (other than any such failure resulting from the Eligible Employee’s incapacity due to physical or mental illness), or

(2)	the willful engaging by the Eligible Employee in conduct which is materially injurious to the Company and its Subsidiaries taken as a whole, monetarily or otherwise.

For purposes of clause (B) above, no act, or failure to act, on the Eligible Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith or without reasonable belief that the Eligible Employee’s act, or failure to act, was in the best interests of the Company, and any Subsidiary, as applicable.

1.5	A “Change in Control” shall mean any of the following events:

(A)
An acquisition of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Company’s then outstanding Voting Securities or, in the case of Glencore International AG and its affiliates (collectively, “Glencore”), Beneficial Ownership of 50% or more of such Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired by any Person other than Glencore in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control.  A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any Subsidiary, (2) the Company or any Subsidiary, (3) any Person in connection with a Non-Control Transaction (as hereinafter defined), or (4) any Person of not more than 25% of the Voting

Securities that is entitled to and does report such Beneficial Ownership on Schedule 13G under the Exchange Act (a “13G Filer”), provided, however, that this clause (4) shall cease to apply when a Person who is a Schedule 13G Filer becomes required to file a Schedule 13D under the Exchange Act with respect to Beneficial Ownership of 20% or more of the outstanding Voting Securities;

(B)
The individuals who, as of the date hereof, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(C)	Approval by stockholders of the Company of:

(1)	A merger, consolidation or reorganization involving the Company, unless

(a)
the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 70% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

(b)
the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and

(c)
no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization, had Beneficial Ownership of 15% or more of the then outstanding Voting Securities) has Beneficial Ownership of 15% or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities (a transaction described in clauses (a) through (c) above shall herein be referred to as a “Non-Control Transaction”);

(2)	A complete liquidation or dissolution of the Company; or

(3)	An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall occur.

(D)
Notwithstanding anything contained in this Agreement to the contrary, if an Eligible Employee’s employment is terminated prior to a Change in Control and such Eligible Employee reasonably demonstrates that such termination (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control (whether or not a Change in Control occurs) then for all purposes of this Agreement, the date of a Change in Control with respect to such Eligible Employee shall mean the date immediately prior to the date of such termination of such Eligible Employee’s employment.

1.6	“Change in Control Protection Period” shall mean the period commencing on the date a Change in Control occurs and ending on the 2nd anniversary of such date.

1.7	“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as from time to time amended.

1.8
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and Internal Revenue Service interpretations thereof.

1.9	“Company” means Century Aluminum Company or any successors thereto.

1.10	“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

1.11
"Confidential Information" means information not generally known about the Company and its Affiliates, services and products, whether written or not, including information relating to research, development, purchasing, marketing plans, computer software or programs, any copyrightable material, trade secrets and proprietary information, including, but not limited to, customer lists.

1.12
“Disability” means, in the opinion of the Plan Administrator, a physical or mental disability of an Eligible Employee that has continued or is expected to continue for 180 consecutive days and as a result thereof, such Eligible Employee will be unable to continue the proper performance of his duties.  For purposes of determining Disability, each Eligible Employee agrees to submit to such physical and mental examinations, if any, as the Plan Administrator may request and hereby authorizes the examining person to disclose his findings to the Plan Administrator.

1.13	“Eligible Employee” means an employee of the Company, or a Subsidiary that has adopted the Plan, who is designated as an Eligible Employee by the Compensation Committee.

1.14
“Employer” means with respect to an Eligible Employee, the Company, or, if the Eligible Employee is not employed by the Company, then the Subsidiary which employs the Eligible Employee, and has adopted the Plan.

1.15	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.16	“Good Reason” means:

(A)	For purposes of a termination of employment (other than during the Change in Control Protection Period):

(1)	a material adverse alteration in the nature or status of the Eligible Employee’s responsibilities with the Employer,

(2)
a material reduction in the Eligible Employee’s annual salary or target annual bonus opportunity; provided, however, that a reduction by more than 15% in the Eligible Employee’s annual salary or target bonus opportunity shall be considered a material reduction for purposes of this Section 1.16(A)(2), or

(3)
a relocation of the Eligible Employee’s principal place of employment that causes such Eligible Employee’s commute from his or her principal residence to the new work location to increase by 30 miles or more.

Notwithstanding anything to the contrary in Sections 1.16(A)(1) and (2) above, an Eligible Employee shall provide a written notice to the Plan Administrator of any actual or perceived occurrence of any of the foregoing events which could give rise to a “Good Reason” termination by such Eligible Employee, and the Employer shall have twenty (20) business days from the date of such notice to cure any alleged deficiency to the extent curable.

(B)
For purposes of a termination of employment during the Change in Control Protection Period, the occurrence, during the Change in Control Protection Period, of any of the events or conditions described in subsections (1) through (7) hereof:

(1)
a material adverse change in the Eligible Employee’s status, title, position or responsibilities (including reporting responsibilities) as in effect at any time within one year preceding the date of a Change in Control or at any time thereafter; the assignment to the Eligible Employee of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities as in effect at any time within one year preceding the date of a Change in Control or at any time thereafter; or any removal of the Eligible Employee from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Eligible Employee other than for Good Reason,

(2)
a material reduction in the Eligible Employee’s annual salary or target annual bonus opportunity as in effect at any time within one year preceding the date of a Change in Control or at any time thereafter ,

(3)
the Employer’s requiring the Eligible Employee to be based at any place outside a 30-mile radius from the Employer’s offices where he was based prior to the Change in Control, except for reasonably required travel on the Employer’s business which is not materially greater than such travel requirements prior to the Change in Control,

(4)
the failure by the Employer to (a) provide the Eligible Employee with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under a material employee benefit plan, program and practice in which the Eligible Employee was participating at any time within one year preceding the date of a Change in Control or at any time thereafter, or (b) permit the Eligible Employee to participate in any or all incentive, savings, retirement plans and benefit plans, fringe benefits, practices, policies and programs applicable generally to other similarly situated employees of the Company and the Employer and affiliated companies of the Company and the Employer (including any successors to the Company and the Employer and affiliated companies of the Company and the Employer).

(5)	any material breach by the Employer of any provision of this Plan and/or any material breach by the Employer of the Eligible Employee’s Severance Protection Agreement with the Employer, if any,

(6)	any purported termination of the Eligible Employee’s employment for Cause by the Employer which does not comply with the terms of Section 1.4, or

(7)	the failure of the Company to obtain an agreement, satisfactory to the Eligible Employee, from any successors and to assume and agree to perform this Plan, as contemplated in Section 8.1 hereof.

Notwithstanding anything to the contrary in Sections 1.16(B)(1) through (7), above, an Eligible Employee shall provide written notice to the Plan Administrator of any actual or perceived occurrence of any of the foregoing events which could give rise to a “Good Reason” termination by such Eligible Employee, and the Employer shall have twenty (20) business days from the date of such notice to cure any alleged deficiency to the extent curable.

Any event or condition described in Sections 1.16(B)(1) through (7) above which occurs prior to a Change in Control but which the Eligible Employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control (in each case whether or not a change in control occurs), shall constitute Good Reason for purposes of this Plan notwithstanding that it occurred prior to the Change in Control.

1.17	“Person” has the meaning set forth in Section 1.5(A).

1.18	“Plan” means this Century Aluminum Company Executive Severance Plan, as set forth herein, as it may be amended from time to time.

1.19	“Plan Administrator” means the person or persons appointed from time to time by the Compensation Committee which appointment may be revoked at any time by the Compensation Committee.

1.20	A “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(A)	The Company enters into a definitive agreement, the consummation of which would result in the occurrence of a Change in Control;

(B)
Any Person (other than the Company or any Subsidiary) commences (within the meaning of Regulation 14D promulgated under the Exchange Act or any successor regulation) a tender or exchange offer which, if consummated, would result in a Change in Control;

(C)
Any Person (other than the Company or any Subsidiary) files with the Securities and Exchange Commission a preliminary or definitive proxy statement relating to an election contest with respect to the election or removal of directors of the Company which solicitation, if successful, would result in a Change in Control;

(D)
The acquisition by any Person (other than Glencore) of an aggregate Beneficial Ownership of 15% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company (the “Outstanding Company Voting Securities”); provided, however, that, with respect to Glencore, the acquisition by Glencore of an aggregate Beneficial Ownership of 45% of the Outstanding Company Voting Securities will be deemed to constitute a Potential Change in Control; provided, further, that for purposes of this Section 1.20, the following acquisitions shall not constitute a Potential Change in Control: (i) any acquisition by the Company or any Subsidiary, (ii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; or (iii) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), and at the time has beneficial ownership of 15% or more of either the Outstanding Company Common Stock or the combined voting power of the Outstanding Company Voting Securities, then a Potential Change in Control shall be deemed to occur at such time; or

(E)	The Compensation Committee adopts a resolution to the effect that a Potential Change in Control has occurred.

1.21
“Pro Rata Bonus” means the sum of (A) an amount equal to the Eligible Employee’s target annual cash bonus on the Severance Date multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year through the Severance Date and the denominator of which is 365 and (B) except as otherwise provided for in the plan documents underlying a Target Long-Term Bonus (in which case, such plan documents underlying such Target Long-Term Bonus shall govern), an amount equal to the sum of each Target Long-Term Bonus, calculated as to each such award by multiplying the award that the Eligible Employee would have earned on the last day of the performance period, assuming achievement at target level of the individual and corporate performance goals established with respect to such award, by a fraction, the numerator of which is the number of days elapsed in the performance period through the Severance Date and the denominator of which is the total number of days contained in such performance period.

1.22
“Severance” means (A) the involuntary termination of an Eligible Employee’s employment by the Employer other than for Cause, death or Disability, or (B) a voluntary termination of an Eligible Employee’s employment for Good Reason; provided, however, that a Severance shall not occur by reason of the divestiture of a facility, sale of a business or business unit, or the outsourcing of a business activity with which the Eligible Employee is affiliated if the Eligible Employee is offered comparable employment by the entity which acquires such facility, business or business unit or which succeeds to such outsourced business activity.

1.23	“Severance Date” means the date on which an Eligible Employee incurs a Severance.

1.24	“Subsidiary” means any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

1.25
“Target Annual Bonus” means an amount equal to the greater of (A) the Eligible Employee’s target annual cash bonus on the Severance Date, or (B) the Eligible Employee’s target annual cash bonus for the most recently completed fiscal year.

1.26	“Target Long-Term Bonus” means an amount equal to the Eligible Employee’s target long-term cash incentive compensation award for uncompleted performance period(s) on the Severance Date.

1.27	“Tier I Employee” means an Eligible Employee designated by the Compensation Committee as a Tier I Employee.

1.28	“Tier II Employee” means an Eligible Employee designated by the Compensation Committee as a Tier II Employee.

1.29	“Tier III Employee” means an Eligible Employee designated by the Compensation Committee as a Tier III Employee.

1.30	“Weekly Pay” with respect to each Eligible Employee means the amount of base salary to which such Eligible Employee is entitled to receive for one ordinary working week.

1.31
“Years of Service” shall mean an Eligible Employee’s number of continuous years of employment with the Employer since the Employee’s most recent hire date. In computing Years of Service, a period between six full months of employment and one year shall be deemed to be one full year, and a period of less than six full months shall be deemed to be zero years. For example, nine years and six months will be deemed to be ten Years of Service while nine years and anything less than six full months will be deemed to be nine Years of Service.

2.	SEVERANCE BENEFITS.

2.1
General.  Each Eligible Employee shall be entitled to severance benefits pursuant to the applicable provisions of this Section 2 if they incur a Severance; provided, however, notwithstanding anything in this Plan to the contrary, (A) upon an Eligible Employee becoming a participant in this Plan, such Eligible Employee shall cease to participate in any other severance plan, program or arrangement maintained by the Company or any Subsidiary (other than a Severance Protection Agreement), and (B) no payments under this Plan shall be made to an Eligible Employee if (1) such Eligible Employee is party to a Severance Protection Agreement with the Employer, and such Severance Protection is in effect on the Severance Date, and (2) the Employer makes all payments to such Eligible Employee required to be made under such Severance Protection Agreement in the event of a Change in Control (as defined in the Severance Protection Agreement).

2.2	Tier I Employees. Each Tier I Employee who incurs a Severance shall be entitled to a single lump sum cash payment in an amount equal to the sum of:

(A)	Two (2) times Base Salary;

(B)	Two (2) times Target Annual Bonus; and

(C)	Pro Rata Bonus.

2.3	Tier II Employees. Each Tier II Employee who incurs a Severance shall be entitled to a single lump sum cash payment in an amount equal to the sum of:

(A)	Base Salary;

(B)	Target Annual Bonus; and

(C)	Pro Rata Bonus.

2.4	Tier III Employees. Each Tier III Employee who incurs a Severance shall be entitled to a single lump sum cash payment in an amount equal to the sum of:

(A)	Two (2) Times Weekly Pay for each Year of Service, but with a minimum of thirteen (13) Years of Service and a maximum of twenty-six (26) Years of Service;

(B)	Target Annual Bonus; and

(C)	Pro Rata Bonus.

2.5
Health & Welfare Benefit Continuation.   In the case of each Eligible Employee who incurs a Severance, commencing on the date immediately following such Eligible Employee’s Severance Date and continuing for the period set forth below (the “Benefit Continuation Period”), the Employer shall arrange to provide such Eligible Employee and his eligible dependents, at no greater cost to such Eligible Employee than the cost to such Eligible Employee immediately prior to the Severance Date, health and welfare benefits, including, but not limited to, long-term disability, medical, dental, life insurance and pre-tax insurance premiums (the “Health and Welfare Benefits”), no less favorable than those provided to such Eligible Employee and his eligible dependents immediately prior to the Severance Date, but only to the extent (A) permitted under each of the applicable Health and Welfare Benefits plans or policies as in effect on the Eligible Employee’s Termination Date and (B) that the Eligible Employee makes a payment to the Employer in an amount equal to the monthly premium payments (as in effect immediately prior to the Severance Date) (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month commencing with the first calendar month following the Severance Date and the Employer shall reimburse such Eligible Employee on an after-tax basis for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Benefit Continuation Period (such excess premiums, the “Additional Premiums”) and such reimbursement shall comply with the rules for reimbursements provided in Section 9.4.  Benefits otherwise receivable by such Eligible Employee pursuant to this Section 2.5 shall be reduced to the extent benefits of the same type are received by or made available to such Eligible Employee during the Benefit Continuation Period (and any such benefits received by or made available to such Eligible Employee shall be reported to the Employer by such Eligible Employee).  The Benefit Continuation Period shall be (A) twenty-four (24) months for each Tier I Employee who incurs a Severance, (B) twelve (12) months for each Tier II Employee who incurs a Severance, and (C) for each Tier III Employee who incurs a Severance, a number of weeks equal to two times Years of Service, but with a minimum of thirteen (13) Years of Service and a maximum of twenty-six (26) Years of Service.  For the avoidance of doubt, reimbursements on an after-tax basis are limited solely to the Additional Premiums.

2.6
Pension Benefits.  In the case of each Eligible Employee who incurs a Severance, the Employer shall credit such Eligible Employee for pension purposes with service during the Benefit Continuation Period and shall pay to each such Eligible Employee in a single payment an amount in cash equal to the excess of (A) the Recalculated Retirement Benefit (as provided in this Section 2.6 below) had (1) the employee remained employed by the Employer for the duration of the Benefit Continuation Period, (2) his annual compensation during such period been equal to the Base Salary and the Target Annual Bonus, (3) the benefit accrual formulas of each retirement plan remained no less advantageous to the employee than those in effect immediately preceding the Severance Date and the Employer made employer contributions to each defined contribution plan in which the employee was a participant at the Severance Date in an amount equal to the amount of such contribution for the plan year immediately preceding the Severance Date, and (4) the employee been fully (100%) vested in his benefit under each retirement plan in which the employee was a participant, over (B) the lump sum actuarial equivalent of the aggregate retirement benefit the employee is actually entitled to receive under such retirement plans.  For purposes of this Section 2.6, the “Recalculated Retirement Benefit” shall mean the lump sum actuarial equivalent of the aggregate retirement benefit the employee would have been entitled to receive under the Company’s (or if applicable, the Employer’s) qualified and non-qualified retirement plans.  For purposes of this subsection 2.6, the “actuarial equivalent” shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under the applicable retirement plan as applied prior to the Severance Date in accordance with such plan’s past practices.

2.7	Equity Awards. In the case of each Eligible Employee who incurs a Severance,

(A)
All options held by such Eligible Employee pursuant to the Company’s incentive plans and program which have not vested as of the Severance Date will accelerate and vest immediately as of such date.  The Eligible Employee may exercise all unexercised options within 90 days after such Eligible Employee’s Severance Date or the expiration date of the option, whichever is sooner; and

(B)
All service-based and performance-based shares awarded to such Eligible Employee pursuant to the Company’s incentive plans and programs shall immediately vest; provided, however, that any performance-based shares shall be valued and awarded at the times and in the manner awarded to other plan participants pursuant to the terms of the agreements or plans governing such awards.

2.8
Outplacement Services.  In the case of each Eligible Employee who incurs a Severance, the Employer shall provide such Eligible Employee with third-party outplacement services suitable to the Eligible Employee’s position for the period following the Severance Date and ending on December 31 of the second year following the Severance Date or, if earlier, until the first acceptance by the Eligible Employee of an offer of employment, provided, however, that in no case shall the Employer be required to pay in excess of $20,000 over such period in providing outplacement services and that all reimbursements hereunder shall be paid to the Eligible Employee within thirty (30) calendar days following the date on which the Eligible Employee submits the invoice but no later than December 31 of the third calendar year following the year of the Severance Date.

2.9
Release. Notwithstanding the foregoing, as a condition to the receipt of any payment pursuant to the applicable provision of this Section 2, each Eligible Employee shall be required to execute and not revoke (within the seven (7) day revocation period) a Separation Agreement provided by the Employer which contains a general release of claims in favor of the Company and its Affiliates. Such release and waiver of claims must be signed within twenty-one (21) days (or such longer period as mandated by applicable employment laws) following the Eligible Employee’s Severance Date.

2.10
Time of Payments. Subject to Section 9 hereof, all payments required to be made hereunder to an Eligible Employee shall be made or shall commence on the thirtieth (30th) day following the Eligible Employee’s Severance Date, or, if later, on the eighth (8th) day following the expiration of the release consideration period required by applicable law (the “Release Effective Date”); provided, however, that in each case (A) the release contemplated by Section 2.9 has been executed and has become non-revocable prior to any payment hereunder, and (B) if the maximum period in which the Release may be revoked ends in the year following the year in which the Eligible Employee incurs a separation from service (within the meaning of Section 409A of the Code), then the Release Effective Date shall be deemed to be the later of (i) the first business day in the year following the year in which the Eligible Employee incurs the separation from service or (ii) the Release Effective Date (without regard to this proviso).

3.	EXCISE TAX.

3.1
Tier I Employees.  Notwithstanding any provision of this Plan to the contrary, with respect to a Tier I Employee, if any amount or benefit to be paid or provided under this Plan or otherwise would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided to such Tier I Employee under this Plan may be either:

(a) paid in full, or

(b) reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment,

whichever of the foregoing amounts, taking into account applicable federal, state and local income and employment taxes and the taxes imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), results in the receipt by such Tier I Employee on an after-tax basis, of the greatest amount of payments and benefits under this Plan, notwithstanding that all or some portion of the payments and benefits may be subject to the Excise Tax.  Whether requested by the Tier I Employee or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Plan or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants.  The fact that the Tier I Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 3 will not of itself limit or otherwise affect any other rights of the Tier I Employee other than pursuant to this Plan.  With respect to a Tier I Employee, in the event that any payment or benefit intended to be provided under this Plan or otherwise is required to be reduced pursuant to this Section 3, the Company will reduce such Tier I Employee’s payment and/or benefits, to the extent required, in the following order (but, in each case, only the portion thereof, if any, which has been determined by the Company’s independent accountants to be a “Parachute Payment” within the meaning of Section 280G of the Code):  (i) the lump sum payment described in Section 2.2 (multiple of base salary and bonus); (ii) the payment described in Section 2.6 (pension benefit), (iii) the benefits described in Section 2.8 (outplacement services), (iv) the benefits described in Section 2.5 (health and welfare benefit continuation), (v) the benefits described in Section 2.7(A) (accelerated vesting of stock options), and (vi) the benefits described in Section 2.7(B) (accelerated vesting of service-based and performance-based shares).

3.2
Tier II Employees and Tier III Employees.  If any payment or benefit received or to be received by a Tier II Employee or Tier III Employee (including any payment or benefit received pursuant to the Plan or otherwise) would be (in whole or part) subject to the excise tax described in Section 4999 of Code, then, to the extent necessary to make such payments and benefits not subject to such excise tax, payments and benefits provided hereunder shall be reduced by the Plan Administrator in the following order:  (i) the lump sum payment described in Section 2.3 or Section 2.4, as applicable (multiple of base salary and bonus); (ii) the payment described in Section 2.6 (pension benefit), (iii) the benefits described in Section 2.8 (outplacement services), (iv) the benefits described in Section 2.5 (health and welfare benefit continuation), (v) the benefits described in Section 2.7(A) (accelerated vesting of stock options), and (vi) the benefits described in Section 2.7(B) (accelerated vesting of service-based and performance-based shares).

4.	PLAN ADMINISTRATION.

4.1
The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

4.2	The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

4.3
The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

5.	COMPETITION, CONFIDENTIALITY AND RELATED COVENANTS

By accepting payments and other benefits pursuant to this Plan, each Eligible Employee acknowledges and agrees:

5.1
Covenant Not to Compete.  That the Eligible Employee shall not at any time while employed by the Company or any of its Affiliates, or within the Benefit Continuation Period following such Eligible Employee’s termination of employment with the Company or any of its Affiliates, without the prior consent of the Compensation Committee, knowingly acquire any financial interests, directly or indirectly, in or perform any services for or on behalf of any business, person or enterprise which undertakes any business in substantial competition with the business of the Company and its Affiliates or sells to or buys from or otherwise transacts business with the Company and its Affiliates; provided that the Eligible Employee may acquire and own a de minimus amount of the outstanding capital stock of any public corporation which sells or buys from or otherwise transacts business with the Company and its Affiliates.

5.2
Confidential Information.  Except as specifically permitted by this Section 5.2, and except as required in the course of his employment with the Company or any of its Affiliates, while in the employ of the Company or any of its Affiliates or thereafter, the Eligible Employee will not communicate or divulge to or use for the benefit of himself or any other person, firm, association, or corporation without the prior written consent of the Company, any Confidential Information owned, or used by the Company or any of its Affiliates that may be communicated to, acquired by or learned of by the Eligible Employee in the course of, or as a result of, the Eligible Employee’s employment with the Company or any of its Affiliates. All Confidential Information relating to the business of the Company or any of its Affiliates which the Eligible Employee shall use or prepare or come into contact with shall become and remain the sole property of the Company or its Affiliates.

The Eligible Employee may disclose Confidential Information to the extent it (a) becomes part of the public domain otherwise than as a result of the Eligible Employee’s breach hereof or (b) is required to be disclosed by law.  If the Eligible Employee is required by applicable law or regulation or by legal process to disclose any Confidential Information, the Eligible Employee will provide the Company with prompt notice thereof so as to enable the Company to seek an appropriate protective order.

Upon request by the Company, the Eligible Employee agrees to deliver to the Company at the termination of the Eligible Employee’s employment, or at such other times as the Company may request, all memoranda, notes, plans, records, reports and other documents (and all copies thereof) containing Confidential Information that the Eligible Employee may then possess or have under his control.

5.3
Assignment of Patents and Copyrights.  The Eligible Employee shall assign to the Company all inventions and improvements within the existing or contemplated scope of the Company's business made by the Eligible Employee while in the Company's or any of its Affiliates’ employ, together with any such patents or copyrights as may be obtained thereon, both domestic and foreign.  Upon request by the Company and at the Company's expense, the Eligible Employee will at any time during his employment with the Company or any of its Affiliates and after termination regardless of the reason therefore, execute all proper papers for use in applying for, obtaining and maintaining such domestic and foreign patents and/or copyrights as the Company may desire, and will execute and deliver all proper assignments therefore.

5.4
Covenant Not to Solicit.  Other than in connection with the performance of the Eligible Employee’s duties, for the remainder of the Eligible Employee’s term of employment with the Company or any of its Affiliates and for the remainder of the Benefit Continuation Period thereafter, the Eligible Employee shall not (A) solicit any employees of the Company or any of its Affiliates to leave the Company’s employ to work for any company with which the Eligible Employee is employed, or (B) employ any employee who is employed by the Company or any of its Affiliates.

5.5
Covenant Not to Disparage.  The Eligible Employee agrees that the Eligible Employee will not make any statements, whether oral, written, telephonic, electronic, or by or in any other method or in any other format, that in any way disparage, damage, or undermine the character or reputation of the Company or any of its Affiliates, or any member of management thereof; provided, however, that the Eligible Employee may make such statements as are necessary to comply with law.  The Company agrees that the Company, including the Company’s senior officers in their capacity as senior officers of the Company, will not issue any press release or official statements that in any way disparage, damage, or undermine the character or reputation of the Eligible Employee; provided, however, that the Company may make such statements as are necessary to comply with law.  Either party may resort to a court of equity to enforce this Section 5.5 by injunctive relief.  The parties agree that the Company and the Eligible Employee may enforce this Section 5.5 without posting a bond and without giving notice to the maximum extent permitted by law

5.6
Survival.  Notwithstanding any contrary provision contained herein, any obligations of an Eligible Employee under this Section 5 shall survive any termination of the Plan and any termination of an Eligible Employee’s employment with the Company or any of its Affiliates.  With respect to each Eligible Employee, any breach or threatened breach of the covenants in this Section 5 shall constitute a basis for the Company to suspend such Eligible Employee’s right to receive any payments or benefits to which such Eligible Employee is otherwise entitled under the Plan.

6.	PLAN MODIFICATION OR TERMINATION.

The term of the Plan shall be for two (2) years and shall extend thereafter daily on a day-by-day basis unless canceled by the Company.  Notwithstanding the prior sentence, the Plan may be amended or terminated by the Compensation Committee at any time with respect to any or all Eligible Employees; provided, however, that during the pendency of a Potential Change in Control and during the two (2) year period following a Change in Control, the Plan may not be terminated nor may the Plan be amended during such period of pendency, or such two (2) year period, if such amendment would be adverse to the interests of any Eligible Employee, without the consent of such Eligible Employee.

7.	GENERAL PROVISIONS.

7.1
If the Company or any Subsidiary is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any Subsidiary is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

7.2
Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any Subsidiary, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

7.3
If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

7.4
The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.  Similarly, the use of the masculine gender with respect to pronouns herein is for purposes of convenience and includes either sex who may be an Eligible Employee.  Unless otherwise specified, all Section references are to the Plan.

7.5
The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of the Company (or any of its Affiliates) which may be applied by the Company (or any of its Affiliates) to the payment of benefits or other rights under this Plan.  Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company (or any of its Affiliates) and any Eligible Employee or any other person.  The rights of each Eligible Employee or each Eligible Employee’s estate to benefits under the Plan shall be solely those of an unsecured creditor of the Eligible Employee’s Employer (or to the extent applicable, shall be solely those of an unsecured creditor of the Company).

7.6
Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

7.7	This Plan shall be construed and enforced according to the laws of the State of California, without reference to principles of conflicts of laws.

7.8	All benefits hereunder shall be reduced by applicable withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

8.	SUCCESSORS; BINDING AGREEMENT.

8.1
Successors of the Company.  The Company shall require any successor (and its parent, if applicable) who shall purchase all or substantially all of the business and/or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree in writing to maintain the Plan in the same manner and to the same extent that the Company would be required to maintain it, provided that no such agreement shall be required if the successor (and its parent, if applicable) shall be or remain so obligated by operation of law.  As used herein, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to maintain the Plan or which otherwise becomes bound by all the terms and provisions hereof by operation of law.

8.2
Eligible Employee’s Heirs, etc.  This Plan shall inure to the benefit of and be enforceable by each Eligible Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  If an Eligible Employee should die while any amounts would still be payable to him or her hereunder as if such Eligible Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms hereof to such Eligible Employee’s designee or, if there be no such designee, to his or her estate.  When a payment is due under this Plan to a severed Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

8.3
Non-alienation.  Except by will or intestacy as set forth in Section 8.2 hereof, no right, benefit or interest of any Eligible Employee hereunder, shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law.  Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

9.	CONDITIONS TO PAYMENT AND ACCELERATION; SECTION 409A OF THE CODE.

9.1
General. The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith.

9.2
Separation from Service. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Eligible Employee shall not be considered to have terminated employment with the Employer for purposes of this Plan and no payments shall be due to the Eligible Employee under this Plan until such Eligible Employee would be considered to have incurred a “separation from service” from the Employer within the meaning of Section 409A of the Code.

9.3
Delay for Specified Employees.  Notwithstanding any provision of this Plan to the contrary, if an Eligible Employee is a “specified employee” (within the meaning of Reg. 1.409A-1(i) and determined pursuant to procedures adopted by the Company) at the time of such Eligible Employee’s separation from service, and if any portion of the payments or benefits to be received by such Eligible Employee under the Plan upon such Eligible Employee’s separation from service would be considered nonqualified deferred compensation under Section 409A, then the following provisions shall apply to the relevant portion:

(A)
Each portion of such payments and benefits that would otherwise be payable during the six-month period immediately following such Eligible Employee’s separation from service (the “Delayed Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date the Eligible Employee incurs a separation from service, or (ii) the Eligible Employee’s death (the applicable date, the “Permissible Payment Date”); and

(B)
The Employer shall reimburse the Eligible Employee for the reasonable after-tax cost of any benefits contemplated by this Plan incurred by the Eligible Employee in independently obtaining such benefits during the Delayed Period, with such reimbursement to be paid to the Eligible Employee by the Employer on the Permissible Payment Date.

9.4
Reimbursements.  With respect to any amount of expenses eligible for reimbursement that is required to be included in an Eligible Employee’s gross income for federal income tax purposes, such expenses shall be reimbursed by the Employer within sixty (60) calendar days (or, if applicable, on the Permissible Payment Date) following the date on which the Employer receives the applicable invoice from the applicable Eligible Employee (and approves such invoice) but in no event later than December 31 of the year following the year in which such Eligible Employee incurs the related expenses.  In no event shall the reimbursements or in-kind benefits to be provided by the Employer in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall an Eligible Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

9.5	Separate Payments. Each payment under the Plan shall be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

10.	CLAIMS, INQUIRIES, APPEALS.

10.1
Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

Plan Administrator

c/o Century Aluminum Company

at its principal executive offices

10.2
Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review, and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

10.3
Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

The Company:

at its principal executive offices

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

10.4
Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 10.4 the application will be deemed denied on review.

10.5
Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

10.6
Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (A) has submitted a written application for benefits in accordance with the procedures described by Section 10.1 above, (B) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (C) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10.3 above and (D) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 10.4 above).

SCHEDULE A

SEPARATION AGREEMENT

WAIVER AND RELEASE OF CLAIMS

___________________ (“Employee”) and [________________] (the “Employer”) hereby enter this Waiver and Release Agreement (“Agreement”) and acknowledge as follows:

1.           The parties understand that by signing this Agreement, the parties are agreeing to all of the provisions stated in the Agreement, and have read and understood each provision.

2.           Employee understands that this Agreement is a release and waiver contract and that this document is legally binding.

3.           This Agreement applies only to claims which accrue or have accrued prior to the date that this Agreement is signed.

4.           In exchange for the Employee’s promises in this Agreement, the Employer agrees to tender to Employee the severance benefits (the “Severance Benefits”) as set forth in Section 2 of the Employer’s Executive Severance Plan (the “Plan”).

5.           Employee agrees that the execution of this Agreement is a condition to Employee’s receipt of the Severance Benefits and that the Severance Benefits tendered under the Plan constitute fair and adequate consideration for the execution of this Agreement, and the severance benefits are in addition to payments and benefits to which the Employee is otherwise entitled.

6.           Employee is hereby advised in writing by this Agreement to consult with an attorney before signing.

7.           The parties understand that: (i) Employee shall have 21 (twenty-one) days following the Employee’s termination of employment with the Employer to consider this Agreement before signing; (ii) Employee shall have 7 (seven) days in which to revoke this Agreement after signing; (iii) this Agreement shall not be effective until the expiration of 7 (seven) days after signing; and, (iv) all amounts payable hereunder shall be paid in accordance with Section 2.10 of the Plan.

8.           The waiver and release provisions of this Agreement shall apply to any and all claims and rights of any kind that Employee may have, whether now known or unknown, suspected or unsuspected, including, but not limited to, arising out of or in any way connected with Employee’s employment with Employer as of the date this Agreement is executed.  These claims and rights released include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, Sections 503 and 504 of the Rehabilitation Act of 1973, Family Medical Leave Act, Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Older Workers’ Benefit Protection Act, the Workers’ Adjustment and Retraining Notification Act, as amended, state, civil or statutory laws, including any and all human rights laws and laws against discrimination, any other federal, state or local fair employment statute, code or ordinance, common law, contract law, tort, including, but not limited to, fraudulent inducement to enter into this contract, and any and all claims for attorneys’ fees.  Employee represents that Employee knows of no claim that Employee has that has not been released by this paragraph.  Nothing in this Agreement prevents or precludes Employee from challenging or seeking determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  This release does not extend to claims which as a matter of law cannot be waived.

9.           Employee expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of each and all of the Releasees, Employee expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims which Employee does not know or suspect to exist in Employee’s favor at the time Employee signed this Agreement and that this Agreement contemplates the extinguishment of all such claims.

10.           The waiver and release provisions of this Agreement shall also apply to all state or federal common law claims, whether known or unknown, including but not limited to, claims for wages, benefits, stock options, profit sharing, wrongful discharge, breach of contract, breach of any implied covenants, defamation, or any other claim which relates to or arises out of the employment relationship.

11.           California law, and federal law where applicable, shall govern the enforcement and interpretation of this Agreement.

12.           If any term of this Agreement shall be determined unconscionable or unenforceable, the remaining provisions will remain effective and legally binding.

13.           This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all negotiations, agreements, representations, warranties, commitments, whether in writing or oral prior to the date hereof.

14.           The Employee agrees to not make disparaging or otherwise negative comments about Employer or its Affiliates (as such term is defined in the Plan) or Employer’s (or any of Employer’s Affiliates’ (as such term is defined in the Plan)) employees, members of management or leadership to any employee of Employer or those outside of Employer’s employment.

15.           Employee confirms and agrees to Employee’s continuing obligations under Section 5 (Competition, Confidentiality and Related Covenants) of the Plan following termination of Employee’s employment with the Employer.

16.           Based upon the above statements of understanding between the parties, the Employee, on behalf of Employee, Employee’s descendants, dependents, heirs, executors, administrators, assigns, and successors, fully, finally and forever releases and discharges Employer, its past and present parents, Subsidiaries and Affiliates (as such terms are defined in the Plan), and their respective past and present predecessors, successors, assigns, representatives, officers, directors, stockholders, agents and Employees (collectively, the "Releasees"), from any and all claims and rights of any kind that Employee may have, whether now known or unknown, suspected or unsuspected, including, but not limited to, arising out of or in any way connected with Employee’s employment with Employer as of the date this Agreement is executed.  These claims and rights released include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act, Sections 503 and 504 of the Rehabilitation Act of 1973, Family Medical Leave Act, Employee Retirement Income Security Act, the Occupational Safety and Health Act, the Older Workers’ Benefit Protection Act, the Workers’ Adjustment and Retraining Notification Act, as amended, state, civil or statutory laws, including any and all human rights laws and laws against discrimination, any other federal, state or local fair employment statute, code or ordinance, common law, contract law, tort, including, but not limited to, fraudulent inducement to enter into this contract, and any and all claims for attorneys’ fees.  Employee represents that Employee knows of no claim that Employee has that has not been released by this paragraph.  Nothing in this Agreement prevents or precludes Employee from challenging or seeking determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  This release does not extend to claims which as a matter of law cannot be waived.

17.           This Agreement was provided to Employee for consideration on ___________________.

EMPLOYER
Date:

Date:	BY:
ITS: